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                                                                     EXHIBIT 2.1

                     PURCHASE, SALE AND ASSUMPTION AGREEMENT


         THIS PURCHASE, SALE AND ASSUMPTION AGREEMENT (this "Agreement") is made and entered into as of July 10, 1998, by and between Century South Banks, Inc. ("CSBI"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Dahlonega, Georgia, and Appalachian Bancshares, Inc. ("ABI"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Ellijay, Georgia, and First National Bank of Union County, a national banking association and a wholly-owned subsidiary of CSBI ("Bank").

                                    PREAMBLE

         The Boards of Directors of CSBI, Bank and ABI are of the opinion that the transaction described herein is in the best interest of the parties and their respective shareholders. This Agreement provides for the purchase by ABI from CSBI of (i) all the issued and outstanding common stock of Bank and (ii) the purchase by CSBI from Bank of the Designated Assets, and (iii) the assumption by CSBI of the Designated Deposits. At the effective time of such purchase, sale and assumption, the stock of Bank shall be purchased by ABI, the Designated Assets will be purchased by CSBI and the Designated Deposits will be assumed by CSBI and ABI shall transfer and convey the purchase price (as defined herein), and the Bank shall transfer and convey to CSBI the Designated Assets and the Designated Deposits to CSBI. As a result, Bank shall become a wholly-owned subsidiary of ABI. The transaction described in this Agreement is subject to the approvals of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the Department of Banking and Finance of the State of Georgia and the satisfaction of certain other conditions described in this Agreement.

         Certain terms used in this Agreement are defined in Section 8.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I
             TRANSACTION AND TERMS OF PURCHASE, SALE AND ASSUMPTION

         1.1 Purchase, Sale and Assumption. Subject to the terms and conditions of this Agreement, at the Effective Time, (i) ABI will deliver the Purchase Price to CSBI, (ii) the Bank will deliver the Designated Assets to CSBI, and (iii) CSBI shall deliver the Bank Stock to ABI, duly endorsed in blank accompanied by valid stock powers, free and clear of any and all liens and encumbrances of any and every nature whatsoever, and assume the Designated Liabilities.


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         1.2      Payment for Bank Stock. The stock transfer books of Bank shall be closed as of the Closing, and CSBI, as the sole shareholder of record of Bank shall receive the Purchase Price from ABI. The Purchase Price is the sum of Six Million One Hundred Thousand Dollars ($6,100,000) payable by ABI to CSBI at the Closing in cash by wire transfer or, as the applicable Parties may agree, by delivery of ABI's negotiable promissory note in form satisfactory to said
Parties (the "Note"). If delivered by ABI, the Note shall be secured by the Bank Stock and all of the issued and outstanding common stock of ABI's wholly owned subsidiary, Gilmer County Bank ("Gilmer Stock") pursuant to the terms of that certain stock Loan Agreement in the form satisfactory to said Parties (the "Loan Agreement"). In the event the Parties do not agree as to the terms of the Note and the Loan Agreement, then the Purchase Price shall be paid by ABI to CSBI at the Closing in cash by wire transfer.

         1.3 Payment for Designated Assets. As of the Effective Time, CSBI will purchase from the Bank and the Bank will sell to CSBI the Designated Assets comprised primarily of loans having a then outstanding principal balance not to exceed the sum of Nine Million Dollars ($9,000,000) minus the sum of Six Hundred Thousand Dollars ($600,000). Such sum will be paid by CSBI to ABI by wire transfer at Closing to such account as ABI shall designate to CSBI within 24 hours prior to the Closing.

         1.4 Payment for Designated Liabilities. As of the Effective Time, one of CSBI's Subsidiaries will assume from Bank and Bank will transfer and convey to such CSBI Subsidiary the Designated Liabilities not to exceed the sum of Eleven Million Six Hundred Thousand Dollars ($11,600,000). Such sum will be paid by Bank to CSBI by wire transfer at Closing to such account as CSBI shall designate to Bank within 24 hours prior to the Closing.

         1.5 Time and Place of Closing. The Closing will take place at 9:30 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:30 a.m.), or at such other time as the Parties, acting through their Chief Executive Officers, may mutually agree. The place of Closing shall be at the offices of Troutman Sanders LLP, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

         1.6 Effective Time. The Purchase contemplated by this Agreement shall become effective on the date and at the time the Purchase Price, the Note and the Loan Agreement are delivered to CSBI by ABI and CSBI delivers the Bank Stock to ABI. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the Chief Executive Officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of
(i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Purchase; or (ii) such later date as may be mutually agreed upon in writing by the Chief Executive Officers of each Party.



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                                    ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF CSBI AND BANK

      CSBI and Bank hereby, jointly and severally, represent and warrant to ABI as follows:

      2.1        Organization, Standing, and Power.

                 (a) CSBI is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act.

                 (b) Bank is a national banking association, duly organized, validly existing and in good standing under the Laws of the United States.

      2.2        Authority, No Breach By Agreement.

                 (a) CSBI and Bank each has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transaction contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Purchase, Sale and Assumption contemplated herein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CSBI and Bank, and this Agreement represents a legal, valid, and binding obligation of CSBI and Bank, enforceable against CSBI and the Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                 (b) Neither the execution and delivery of this Agreement by CSBI or Bank, nor the consummation by CSBI or Bank of the transaction contemplated hereby, nor compliance by CSBI or Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CSBI's or Bank's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Bank under, any Contract or Permit of any CSBI Companies, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI or Bank, or, (iii) subject to receipt of the requisite approvals referred to in Section 6.1 of this Agreement, violate any Law or Order applicable to any CSBI Companies or any of their respective Assets.

                 (c) No notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by CSBI or Bank of the transactions contemplated in this Agreement other than (i) Consents required from Regulatory Authorities, (ii) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI or Bank.



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      2.3        Capital Stock.

                 (a) The authorized capital stock of Bank consists of 75,000 shares of common stock. At the close of business on July 8, 1998, there were 75,000 shares of Bank Stock issued and outstanding which are owned in their entirety by CSBI. All of the issued and outstanding shares of Bank Stock are duly and validly issued and outstanding and fully paid and nonassessable under applicable law.

                 (b) There are no shares of capital stock or other equity securities of Bank outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Bank or contracts, commitments, understandings, or arrangements by which Bank is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

         2.4 Financial Statements. CSBI has Previously Disclosed and delivered to ABI prior to the execution of this Agreement copies of all Bank Financial Statements for periods ended prior to the date hereof and will deliver to ABI copies of all Bank Financial Statements prepared subsequent to the date hereof. The Bank Financial Statements (as of the dates thereof and the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of Bank, which are or will be, complete and correct and which have been or will have been, maintained in accordance with good business practices, and (ii) present or will present, fairly the financial position of Bank as of the dates indicated and the results of operations, changes in shareholder's equity, and cash flows of Bank for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

         2.5 Absence of Undisclosed Liabilities. Neither Bank nor any CSBI Company has Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank except Liabilities which are accrued or reserved against in the balance sheets of Bank as of December 31, 1997 and March 31, 1998 included in the Bank Financial Statements or reflected in the notes thereto. Bank has not incurred nor paid any Liability since March 31, 1998, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

         2.6     Absence of Certain Changes or Events. Since March 31, 1998,
(i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank, and (ii) Bank has not taken any action, nor failed to take any action, prior to the date of this Agreement,



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which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CSBI provided in Article 4 of this Agreement.

      2.7        Tax Matters.

                 (a) All tax returns required to be filed by or on behalf of CSBI or Bank have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Bank, and all returns filed are complete and accurate to the Knowledge of CSBI and Bank. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Bank, except as reserved against in the Bank Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                 (b) Except as Previously Disclosed, neither CSBI nor Bank has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to CSBI or Bank, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

                 (c) Deferred Taxes of Bank have been provided for in accordance with GAAP. Effective January 1, 1993, CSBI adopted Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."

                 (d) Bank has performed all due diligence procedures required under Internal Revenue Code Section 6722 relating to taxpayer identification numbers, has complied with all other information reporting requirements of the IRS, and Bank complied with the withholding requirements under Internal Revenue Code Section 3406, except for any nonperformance or noncompliance which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Bank

      2.8        Compliance with Laws.

                 (a) CSBI is duly registered as a bank holding company under the BHC Act.

                 (b) Bank has in effect all permits necessary to own, lease or operate their Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank, and there has occurred no Default under any such



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Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

                 (c) Neither CSBI nor Bank is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

                 (d) Except as Previously Disclosed, neither CSBI nor Bank has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Bank is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank, or (iii) requiring Bank to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board of directors resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         2.9 Legal Proceedings. Except for the Rivkin litigation or as Previously Disclosed, there is no Litigation instituted or pending, or, to the Knowledge of CSBI or Bank, threatened against CSBI or Bank, or against any Asset, interest, or right of it, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Bank, that are reasonably likely to have, individually or in the aggregate a Material Adverse Effect on Bank.

         2.10 Reports. Since March 31, 1995, Bank has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         2.11 Accounting, Tax and Regulatory Matters. Neither CSBI nor Bank has taken any action nor has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 6.1 of this Agreement. To the Knowledge of CSBI and Bank, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 6.1 of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 6.1.



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         2.12    Assets. Except as Previously Disclosed or as disclosed or
reserved against in the Bank Financial Statements, Bank has good and marketable title, free and clear of all Liens, to all of its Assets or for the Designated Assets. All material tangible properties used in the business of Bank are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Bank's past practices. All Assets which are material to Bank's businesses held under leases or subleases by Bank, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or businesses of Bank provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which Bank is a named insured are reasonably sufficient. Except for the Designated Assets, the Assets of Bank include all assets required to operate the business of Bank as presently conducted.

      2.13       Environmental Matters.

                 (a) To the Knowledge of CSBI and Bank, Bank's Participation Facilities, and its Loan Properties are, and have been, in substantial compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

                 (b) There is no Litigation pending or, to the Knowledge of CSBI and Bank, threatened before any court, governmental agency or authority or other forum in which Bank or any of its Participation Facilities have been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by Bank or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

                 (c) There is no Litigation pending or, to the Knowledge of CSBI and Bank, threatened before any court, governmental agency or board or other forum in which any of Bank's Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.


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                 (d) To the Knowledge of CSBI and Bank, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

                 (e) To the Knowledge of CSBI and Bank, there have been no releases of Hazardous Material or oil in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

                 (f) Notwithstanding the foregoing, with respect to any of Bank's Loan Properties, CSBI has not conducted any independent investigation and is making these representations and warranties only with respect to its Knowledge.

         2.14 Employee Benefit Plans. CSBI has Previously Disclosed, and delivered or made available to ABI prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Bank or CSBI for the benefit of Bank's employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such persons are eligible to participate (collectively, the "Bank Benefit Plans").

         2.15 Material Contracts. Except as Previously Disclosed or otherwise reflected in the Bank Financial Statements, neither Bank nor any of its Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, and (ii) any Contract relating to the borrowing of money by Bank or the guarantee by Bank of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (collectively, the "Bank Contracts"). Bank is not in Default under any Bank Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.



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                                    ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF ABI

      ABI hereby represents and warrants to CSBI as follows:

         3.1 Organization, Standing, and Power. ABI is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. ABI has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.

         3.2     Authority, No Breach By Agreement.

                 (a) ABI has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transaction contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Purchase contemplated herein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of ABI. This Agreement represents a legal, valid, and binding obligation of ABI, enforceable against ABI in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                 (b) Neither the execution and delivery of this Agreement by ABI, nor the consummation by ABI of the transaction contemplated hereby, nor compliance by ABI with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of ABI's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any ABI Companies under, any Contract or Permit of any ABI Companies, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI, or, (iii) subject to receipt of the requisite approvals referred to in Section 6.1 of this Agreement, violate any Law or Order applicable to any ABI Companies or any of their respective Assets.

                 (c) No notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by ABI of the Purchase and the other transactions contemplated in this Agreement other than (i) Consents required from Regulatory Authorities and (ii) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.



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                                    ARTICLE 4
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         4.1 Affirmative Covenants of CSBI and Bank. Unless the prior written consent of ABI shall have been obtained, and except as otherwise contemplated herein, CSBI and Bank, jointly and severally, agree:

                 (a) to operate its business and cause Bank to operate its businesses in the usual, regular, and ordinary course;

                 (b) to preserve intact Bank's business organizations and Assets and maintain its rights and franchises;

                 (c) to use its best efforts to cause its representations and warranties to be correct at all times; and

                 (d) to take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 6.1 of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

         4.2 Negative Covenants of CSBI and Bank. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, CSBI and Bank covenant and agree that neither CSBI nor Bank will do or agree or commit to do, any of the following without the prior written consent of the Chief Executive Officer of ABI, which consent shall not be unreasonably withheld:

                 (a) amend the Articles of Incorporation, Articles of Association, Bylaws or other governing instruments of Bank; or

                 (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of the business of Bank consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock of Bank held by CSBI of any Lien or permit any such Lien to exist; or

                 (c) repurchase, redeem, or otherwise acquire or exchange directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Bank, or declare or pay any dividend or make any other distribution in respect of Bank Stock provided that Bank shall declare and pay a cash dividend to CSBI in the amount of $300,000 on or before the Effective Time (the "Special Dividend"); or

                 (d) except for this Agreement, issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the



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issuance of, or otherwise permit to become outstanding, any additional shares of
Bank Stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock; or

                 (e) except as set forth herein, issue or authorize the issuance of any other securities in respect of or in substitution for shares of Bank's common stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                 (f) acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or
(ii) acquisitions of control by CSBI in its fiduciary capacity; or

                 (g) grant any increase in compensation or benefits to the employees or officers of Bank (including such discretionary increases as may be contemplated by existing employment agreements) exceeding five percent (5%) individually or in the aggregate on an annual basis, except in accordance with past practice Previously Disclosed or as required by Law; pay any bonus except in accordance with past practice Previously Disclosed or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of Bank; grant any increase in fees or other increases in compensation or other benefits to directors of Bank except in accordance with past practice Previously Disclosed; or

                 (h) except as Previously Disclosed, enter into or amend any employment Contract between Bank and any Person (unless such amendment is required by Law, by any existing employment Contract or this Agreement).

                 (i) adopt any new employee benefit plan of Bank or make any material change in or to any existing employee benefit plans of Bank other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

                 (j) make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

                 (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Bank for money damages in excess of $100,000 or material restrictions upon the operations of Bank; or

                 (l) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.



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         4.3     Affirmative Covenants of ABI. Unless the prior written consent of CSBI shall have been obtained, and except as otherwise contemplated herein, ABI agrees:

                 (a) to use its best efforts to cause its representations and warranties to be correct at all times; and

                 (b) to take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 6.1 of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

         4.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

         4.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports (other than currency transaction reports) promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                    ARTICLE 5
                              ADDITIONAL AGREEMENTS

         5.1 Applications. ABI shall promptly prepare and file, and CSBI and Bank shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. ABI shall permit CSBI to review such applications prior to filing same.

         5.2 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take all actions, and to do all things necessary, proper, or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the purchase at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 6 of this Agreement. Each Party shall use its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         5.3     Investigation and Confidentiality.

                 (a) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Purchase and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transaction contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                 (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by other Party concerning its and its Subsidiaries' businesses, operations, and financial condition except in furtherance of the transaction contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

                 (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

         5.4 Press Releases. Prior to the Effective Time, CSBI and ABI shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
5.4 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         5.5 Transfer of Designated Assets. As of the Effective Time, Bank shall transfer the Designated Assets to such CSBI Subsidiary as CSBI designates. After the Effective Time, ABI and Bank shall cooperate with CSBI to take all steps reasonably necessary to transfer and evidence ownership, right, title and interest in and to the Designated Assets. The Designated Assets shall include accrued interest receivable, in the case of loans, deeds, in the case of real estate owned as a result of foreclosures, and the notes, deeds to secure debt, life insurance policies, financing statements, security agreements, guaranties and collateral representing, evidencing or securing such loans or foreclosed properties. The standard "dragnet" provisions of security documents which secure or are contained in other promissory notes made or held by Bank not constituting the Designated Assets being acquired by CSBI and shall not reach collateral for a loan comprising the Designated Assets transferred to CSBI hereunder.

         5.6 Transfer of Designated Deposits. At the Effective Time Bank shall transfer to such CSBI Subsidiary as CSBI designates, the Designated Deposits and such CSBI Subsidiary will assume such Designated Deposits in accordance with their respective terms.

         5.7     No Solicitation by CSBI.

                 (a) For a period of 24 months after the Effective Time, no CSBI Company shall:

                     (i) Specifically target and solicit customers of Bank utilizing any customer or mailing list which consists primarily of customers of Bank; provided, however, these restrictions shall not apply to those customers associated with the Designated Assets or the Designated Deposits or both, nor shall they restrict general mass mailings, telemarketing calls, statement stuffers and other similar communications directed to all the current customers of any CSBI Company other than Bank or to the public by newspaper, radio or television advertisements of a general nature (provided that such newspaper, radio or television advertisements shall not specifically target Union County, Georgia) or otherwise prevent CSBI from taking such action as may be required to comply with any applicable federal or state law, rule or regulation; or

                     (ii) Own or operate a facility which accepts deposits or extends credit or both in Union
County, Georgia; or

                 (b) For the period beginning on the Effective Time and ending June 1, 1999, no CSBI Company shall contact Robert C. Kaser, Joyce Byers and Paul Darrin Sparks regarding employment opportunities available at any CSBI Company or hire them as employees of any CSBI Company.

         5.8 Rivkin Litigation. After the Effective Time, CSBI will assume the defense of Bank in the lawsuit brought on behalf of Jamie Rivkin and shall indemnify and hold harmless Bank from and against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with such lawsuit and any appeal therefrom.

CSBI shall assume and control the defense of such litigation at its expense and through counsel of its choice. Bank shall reasonably cooperate with CSBI in such defense by making available its employees, records and documents as CSBI shall reasonably request.

                                    ARTICLE 6
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         6.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the purchase are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 8.6 of this Agreement:

                 (a) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the purchase shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the purchase.

                 (b) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the purchase or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

                 (c) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

         6.2 Conditions to Obligations of ABI. The obligations of ABI to perform this Agreement and consummate the Purchase and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by ABI pursuant to Section 8.6(a) of this Agreement:

                 (a) Representations and Warranties. The representations and warranties of CSBI and Bank set forth or referred to in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

                 (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of CSBI and Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                 (c) Certificates. CSBI and Bank shall have delivered to ABI
(i) a certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer, to the effect that the conditions of its obligations set forth in Section 6.2 of this Agreement have been satisfied, and
(ii) certified copies of resolutions duly adopted by CSBI's and Bank's respective Board of Directors and Bank's shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as ABI and its counsel shall reasonably request.

                 (d) Due Diligence Investigation. On or before August 15, 1998, ABI shall have completed a due diligence investigation in regard to Bank and shall have resolved to its sole satisfaction any issues which arise in the course of such investigation.

         6.3 Conditions to Obligations of CSBI. The obligations of CSBI to perform this Agreement and consummate the Purchase and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CSBI pursuant to Section 8.6(b) of this Agreement:

                 (a) Representations and Warranties. The representations and warranties of ABI set forth or referred to in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.

                 (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of ABI to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                 (c) Certificates. ABI shall have delivered to CSBI (i) a certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and its Chief Financial Officer, to the effect that the conditions of its obligations set forth in

Section 6.3 of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by ABI Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transaction contemplated hereby, all in such reasonable detail as CSBI and its counsel shall reasonably request.

                                    ARTICLE 7
                                   TERMINATION

         7.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Purchase, Sale and Assumption abandoned at any time prior to the Effective Time:

                 (a) By mutual consent of the Board of Directors of ABI and the Board of Directors of CSBI; or

                 (b) By the Board of Directors of either ABI or CSBI (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Parties of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the purchase; or

                 (c) By the Board of Directors of either CSBI or ABI (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event any Consent of any Regulatory Authority required for consummation of the Purchase shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

                 (d) By the Board of Directors of either CSBI or ABI in the event that the Purchase shall not have been consummated by November 30, 1998, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 7.1(d) and further, if ABI shall have filed all applications necessary to obtain the necessary consents of Regulatory Authorities within 60 days after the date hereof, and if the Closing shall not have occurred because of a delay caused by a Regulatory Authority in its review of the application before it, then the November 30, 1998 date shall be extended to December 30, 1998 in order for ABI to obtain such Consents required and for the expiration of any stipulated waiting periods; or

                 (e) By the Board of Directors of either CSBI or ABI (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Purchase cannot be satisfied or fulfilled by the date specified in Section 7.1(d) of this Agreement.

         7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 7.2 and Section 5.3 of this Agreement shall survive any such termination and abandonment. In the event this Agreement is terminated as a consequence of a willful breach by either CSBI or ABI of their respective obligations hereunder, then such breaching Party shall pay to the other Party the sum of Two Hundred and Fifty Thousand Dollars ($250,000) in cash which sum represents compensation for loss as a result of the transaction contemplated by this Agreement not being consummated as and for full and complete liquidated damages caused by such breach.

         7.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 7.3 and
Article 5 of this Agreement.

                                    ARTICLE 8
                                  MISCELLANEOUS

         8.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

                 "ABI COMPANIES" shall mean ABI and Gilmer County Bank.

                 "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or
         (ii) any officer, director, partner, employee, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

                 "AGREEMENT" shall mean this Agreement, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

                 "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                 "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

                  "BANK STOCK" shall mean 75,000 shares of the common stock of Bank, constituting all the issued and outstanding shares thereto.

                  "CSBI COMPANY" shall mean CSBI or any wholly owned subsidiary financial institution or corporation.

                  "CSBI FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of CSBI as of March 31, 1998 and as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and two fiscal years ended December 1, 1997 and 1996, as filed by CSBI in SEC Documents, and (ii) the consolidated balance sheets of CSBI (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1998, with related prior year comparable financial statements.

                  "CLOSING" shall mean the closing of the transaction contemplated hereby, as described in Section 1.2 of this Agreement.

                  "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                  "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                  "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

                  "DESIGNATED DEPOSITS" shall mean the deposits maintained by Bank originated by a CSBI Company's customer and any other deposit designated by CSBI not to exceed the sum of $11,600,000 with a weighted rate of 5.4% per annum in the aggregate.

                  "DESIGNATED ASSETS" shall mean those loans and collateral as determined by written agreement of the Parties, and the allowance for loan losses associated therewith.

                  "EFFECTIVE TIME" shall mean the date and time at which the Bank Stock is transferred of record from CSBI to ABI.

                  "ENVIRONMENTAL LAWS" shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "EXHIBITS" A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                  "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                  "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. " 9601 et seq., or any similar federal, state or local Law.

                 "IRS" shall mean the Internal Revenue Service.

                  "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "KNOWLEDGE" as used with respect to a Person shall mean the knowledge after due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, any Senior or Executive Vice President of such Person.

                  "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

                  "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

                  "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

                  "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                  "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                  "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Purchase or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities and (y) changes in GAAP or regulatory accounting principles generally applicable to Banks and their holding companies.

                  "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

                  "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                  "PARTY" shall mean either CSBI, Bank or ABI, and "Parties" shall mean CSBI, Bank and ABI.

                  "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities, or business.

                  "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "PREVIOUSLY DISCLOSED" shall mean information delivered in writing prior to the date of this Agreement in the manner and to the Party or counsel or both described in Section 8.8 of this Agreement and entitled "Previously Disclosed Information Delivered Pursuant to the Agreement" describing in reasonable detail the matters contained therein or identifying the information disclosed, provided that in the case of Subsidiaries acquired after the date of this Agreement, such information may be so delivered by the acquiring Party to the other Party prior to the date of such acquisition.

                  "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries.

                  "SEC" shall mean the United States Securities and Exchange Commission.

                  "SEC DOCUMENTS" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                  "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                  "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

                  "TAXES" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

         8.2 Expenses. Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

         8.3 Brokers and Finders. Each Party represents and warrants to the other Party that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by any Party, such Party agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

         8.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transaction contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

         8.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties.

         8.6      Waivers.

                  (a) Prior to or at the Effective Time, ABI, acting through its Board of Directors, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CSBI or Bank, to waive or extend the time for the compliance or fulfillment by CSBI or Bank of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ABI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ABI.

                  (b) Prior to or at the Effective Time, CSBI, acting through its Board of Directors, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ABI, to waive or extend the time for the compliance or fulfillment by ABI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CSBI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CSBI.

                  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         8.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         8.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:


                   CSBI:                Century South Banks, Inc.
                                        60 Main Street West, Third Floor
                                        Dahlonega, Georgia 30533
                                        706/864-7966 - FAX
                                        Attn:  James A. Faulkner - Vice-Chairman
                   with a copy to:      Thomas O. Powell, Esquire
                                        Troutman Sanders LLP 600
                                        Peachtree Street, N.E.,
                                        Suite 5200 Atlanta,
                                        Georgia 30308-2216
                                        404/885-3995 - FAX

                   ABI:                 Appalachian Bancshares, Inc.
                                        315 Industrial Boulevard
                                        Ellijay, Georgia 30540
                                        706/276-8005 - FAX
                                        Attn:  Tracy R. Newton, President

                   with a copy to:      W. Thomas King, Esquire
                                        Smith, Gambrell & Russell, LLP
                                        1230 Peachtree Street, N.E.
                                        Suite 3100, Promenade II
                                        Atlanta, Georgia 30309-3592
                                        404/685-6978- FAX

         8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

         8.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         8.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         8.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         8.14 Interpretation of Agreement. The Parties hereto acknowledge and agree that each party has participated in the drafting of this Agreement and that this document has been reviewed by the respective counsel for the parties hereto and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

         8.15. Representation of Legal Counsel. The Parties acknowledge that Troutman Sanders LLP ("Troutman Sanders") has served as legal counsel to CSBI and its subsidiaries and ABI and its subsidiaries, prior to the date of this Agreement. The Parties further acknowledge that Troutman Sanders has served solely as legal counsel to the CSBI in connection with the subject matter set forth herein, and the execution of this Agreement and any other agreements related hereto. The Parties acknowledge that Troutman Sanders has advised each Party other than CSBI and Bank to obtain separate legal counsel in connection with the execution of this Agreement and any other agreements related hereto and hereby affirm and acknowledge that they have had sufficient and reasonable opportunity to consult with such legal counsel. The Parties acknowledge that each of them has separately and individually requested that Troutman Sanders draft and prepare this Agreement at the direction of all parties to this Agreement and each have waived fully and completely any conflicts which may arise from the prior representation by Troutman Sanders of each party and the representation of CSBI and Bank in this transaction.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.



ATTEST:                                 "ABI"

                                        APPALACHIAN BANCSHARES, INC.

By:                                     By:
   -----------------------------           ---------------------------------
     Its:                                    Tracy R. Newton, President
         -----------------------
          [CORPORATE SEAL]


ATTEST:                                 "CSBI"

                                        CENTURY SOUTH BANKS, INC.

                                        By:
--------------------------------           ---------------------------------
Susan J. Anderson, Secretary               James A. Faulkner, Vice Chairman

          [CORPORATE SEAL]


ATTEST:                                 "Bank"

                                        FIRST NATIONAL BANK OF UNION COUNTY

                                        By:
--------------------------------           ---------------------------------
Joyce Byers, Secretary                       Rodney B. McCombs, President

[BANK SEAL]







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